Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:  Telesource International, Inc.

We have read the statements that we understand Telesource International, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

L J Soldinger Associates LLC

April 9, 2009
Deer Park, Illinois